As filed with the Securities and Exchange Commission on March 13, 2017
Registration No. 333-152802
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ICON plc
(Exact name of registrant as specified in its charter)

Ireland (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

South County Business Park Leopardstown Dublin 18, Ireland (Address of Principal Executive Offices)	Not Applicable (Zip Code)

ICON plc Employee Share Option Plan 2003
ICON plc Consultants Share Option Plan 2008
ICON plc Employee Share Option Plan 2008
ICON plc 2008 Employee Restricted Share Unit Plan
(Full title of the plans)

Cahill Gordon & Reindel llp
80 Pine Street
New York, NY 10005
Attention:  Kimberly Petillo-Décossard, Esq.
(Name and address of agent for service)

(212) 701-3000
(Telephone number, including area code, of agent for service)

Copies to:

Brendan Brennan
Chief Financial Officer
ICON plc
South County Business Park
Leopardstown
Dublin 18, Ireland
(353) 1-291-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) relates to the Registration Statement on Form S-8 (File No. 333-152802) (the “Registration Statement”) of ICON plc (the “Registrant”), which was filed with the Securities and Exchange Commission on August 6, 2008.  The Registration Statement registered a total of 6,500,000 of the Registrant’s Ordinary Shares, par value 6 euro cents each (“Shares”), consisting of 3,000,000 Shares reserved for issuance under  the ICON plc Employee Share Option Plan 2003 (the “2003 Employee Plan”), 200,000 Shares under the ICON plc Consultants Share Option Plan 2008 (the “2008 Consultants Plan”), 2,800,000 Shares under the ICON plc Employees Share Option Plan 2008 (the “2008 Employee Plan”) and 500,000 Shares under the ICON plc 2008 Employee Restricted Share Unit Plan (the “2008 RSU Plan”) (provided that any Shares available for issuance but not issued under the 2008 Consultants Plan were available for issuance under the 2008 Employee Plan).  The Registration Statement also registered such additional Shares as may be issued in the event of a share dividend, recapitalization, share split, reverse split, reorganization, merger, amalgamation, consolidation or other similar dilutive event. After giving effect to a 2-for-1stock split by issuance of bonus Shares to holders of record on August 8, 2008, there were registered under the Registration Statement 6,000,000 Shares under the 2003 Employee Plan, 400,000 Shares under the 2008 Consultants Plan, 5,600,000 Shares under the 2008 Employee Plan and 1,000,000 Shares under the RSU Plan (provided that any Shares available but not issued under the 2008 Consultants Plan were issuable under the 2008 Employee Plan).

On February 14, 2017, the Board of Directors of the Registrant amended and restated the 2008 Consultants Plan and 2008 Employee Plan.  Prior to the amendments, the total number of Shares available for issuance under the 2008 Consultants Plan was 400,000 Shares, and the total number of shares available for issuance under the 2008 Employee Plan was 6,000,000 Shares, provided that the number of Shares available under the 2008 Employee Plan was reduced by the number of Shares issued or to be issued under options granted under the 2008 Consultants Plan.  Pursuant to the amendments, the total number of Shares available for issuance under the 2008 Consultants Plan was increased from 400,000 Shares to 1,000,000 Shares, and the number of Shares by which Shares available under the 2008 Employee Plan may be reduced also was increased from 400,000 Shares to 1,000,000 Shares.  In addition, the term of each plan was extended until February 14, 2027.  As a result of the amendments, the Registrant is filing this Post-Effective Amendment No. 1 to file as exhibits the 2008 Consultants Plan and 2008 Employee Plan (each as amendment and restated effective as of February 14, 2017) and to reflect that the number of Shares available for issuance under the 2008 Consultants Plan was increased from 400,000 to 1,000,000 Shares and the Shares available under the 2008 Employee Plan may be reduced by the same amount, provided that Shares available for issuance that are not issued under the 2008 Consultants Plan will be available for issuance under the 2008 Employee Plan.  No additional Shares are being registered by this Post-Effective Amendment No. 1.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.   Exhibits.
The following exhibits are filed with this Post-Effective Amendment No. 1:
Exhibit No.	Description
4.2	ICON plc Consultants Share Option Plan 2008 (as amended and restated effective as of 14th February 2017).
4.3	ICON plc Employee Share Option Plan 2008 (as amended and restated effective as of 14th February 2017).
24	Power of Attorney (included on signature pages).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland on March 1, 2017.
ICON PLC By: /s/ Brendan Brennan Name: Brendan Brennan Title: Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Messrs. Ciaran Murray, Steve Cutler and Brendan Brennan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign the Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933, as amended, to sign any and all subsequent  post-effective amendments to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Ciaran Murray	Chairman of the Board, Director	March 1, 2017
Ciaran Murray
/s/ Steve Cutler	Chief Executive Officer, Director	March 1, 2017
Dr. Steve Cutler	(principal executive officer)
/s/ Brendan Brennan	Chief Financial Officer, Chief Accounting Officer	March 1, 2017
Brendan Brennan	(principal financial and accounting officer)
/s/ Declan McKeon	Director	February 14, 2017
Declan McKeon
/s/ John Climax	Director	February 14, 2017
Dr. John Climax
/s/ Ronan Lambe	Director	February 14, 2017
Dr. Ronan Lambe
/s/ Dermot Kelleher	Director	February 14, 2017
Prof. Dermot Kelleher
/s/ William Hall	Director	February 14, 2017
Prof. William Hall
/s/ Mary Pendergast	Director	February 14, 2017
Mary Pendergast
/s/ Hugh Brady	Director	February 14, 2017
Prof. Hugh Brady
/s/ Ronan Murphy	Director	February 14, 2017
Ronan Murphy

AUTHORIZED REPRESENTATIVE

Puglisi & Associates
By: /s/ Donald J. Puglisi	Authorized Representative in the United States	March 7, 2017
Donald J. Puglisi Managing Director, Puglisi & Associates

INDEX TO EXHIBITS
Exhibit No.	Description
4.2	ICON plc Consultants Share Option Plan 2008 (as amended and restated effective as of 14th February 2017).
4.3	ICON plc Employee Share Option Plan 2008 (as amended and restated effective as of 14th February 2017).
24	Power of Attorney (included on signature pages).